ADMA Biologics, Inc. SC 13D

Exhibit 99.1

STOCKHOLDERS AGREEMENT

by and among

ADMA Biologics, Inc.,

Biotest Pharmaceuticals Corporation

and

Such other Persons who become party hereto pursuant to Section 4.1(c)

______________________________

Dated: June 6, 2017

______________________________

EXHIBITS

Exhibit A	Form of Acknowledgement and Agreement
Exhibit B	Registration Rights Agreement

i

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of June 6, 2017, by and among ADMA Biologics, Inc., a Delaware corporation (the “Company”), Biotest Pharmaceuticals Corporation, a Delaware corporation (the “Biotest Stockholder”), and any other Stockholder (as hereinafter defined) or other Person (as hereinafter defined) who becomes a party hereto pursuant to Section 4.1(c) or otherwise.

WHEREAS, the Company, ADMA BioManufacturing, LLC, a limited liability company formed under the laws of Delaware, the Biotest Stockholder, Biotest AG, a company organized under the laws of Germany, and Biotest US Corporation, a Delaware corporation, have entered into that certain Master Purchase and Sale Agreement, dated as of January 6, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Purchase and Sale Agreement”), pursuant to which the Biotest Stockholder agreed to sell, transfer and deliver to the Company, and the Company agreed to purchase from the Biotest Stockholder, certain assets of the Biotest Stockholder specified in such Master Purchase and Sale Agreement, in consideration for which the Company agreed to issue to the Biotest Stockholder 4,295,580 shares of Common Stock and 8,591,160 shares of Non-Voting Common Stock (each, as hereinafter defined) and to provide such other consideration as specified in the Master Purchase and Sale Agreement; and

WHEREAS, in connection with the issuance of such Common Stock and Non-Voting Common Stock to the Biotest Stockholder, the Company and the Biotest Stockholder are entering into (a) that certain Registration Rights Agreement, dated as of the date hereof, pursuant to which the Biotest Stockholder is granted certain registration rights, upon the terms and subject to the conditions set forth therein, a copy of which is attached hereto as Exhibit B (as amended, restated, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”), and (b) this Agreement, to provide for certain other rights and obligations of the Biotest Stockholder and the other Stockholders with respect to the Company, including certain restrictions on the transfer of the Equity Securities (as hereinafter defined), and to provide for, among other things, certain corporate governance and other rights, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1      Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions hereof.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities (including Derivative Instruments), having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act; provided that any Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own and have Beneficial Ownership of, any securities (including Derivative Instruments) that such Person has the right to acquire, whether or not such right is exercisable immediately; provided, further, that, when used with respect to the Biotest Stockholder, the terms Beneficially Own, Beneficial Owner, and Beneficial Ownership shall include, without duplication, all securities (including Derivative Instruments) otherwise Beneficially Owned by all of the Biotest Stockholder’s Affiliates.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Raise” means the issuance by the Company of Common Stock or other Equity Securities of the Company in a private placement or similar transaction pursuant to which the Company raises additional capital.  For the avoidance of doubt, a “Capital Raise” shall not include (a) the issuance of Common Stock and Non-Voting Common Stock to the Biotest Stockholder, and the payment by the Biotest Stockholder therefor, at the Closing (as defined in the Master Purchase and Sale Agreement), (b)  options to purchase Common Stock or restricted stock which may be issued pursuant to a Stock Option Plan, (c) a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (d) Equity Securities of the Company issued upon exercise, conversion or exchange of any Equity Rights of the Company issued (i) prior to the date of this Agreement, (ii) in accordance with the terms of a Stock Option Plan or (iii) in accordance with the terms of this Agreement, (e) Equity Securities of the Company issued in consideration of an acquisition, joint venture, partnership, strategic alliance or other similar transaction (whether pursuant to a stock purchase, asset purchase, merger, joint venture agreement, partnership agreement or other similar agreement or otherwise), approved in writing by the Board of Directors in accordance with the terms of this Agreement, (f) issuances to commercial banks, lessors and licensors in non-equity financing transactions (provided that the foregoing will not include any issuances to private equity or venture capital firms or any private equity division of any investment bank or commercial bank) not exceeding more than five percent (5%) in the aggregate of the outstanding Common Stock on a fully diluted basis in transactions approved in writing by the Board of Directors, or (g) issuances to the public pursuant to an effective registration statement of the Company under the Securities Act.

“Capital Stock” means capital stock of the Company.

“Cause” shall have the meaning ascribed to such term in Adam Grossman’s employment agreement with the Company, as in effect from time to time.

“CEO” means the Chief Executive Officer of the Company from time to time.

“Charter Documents” means the certificate of incorporation and the by-laws of the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms and applicable law.

“Closing Date Charter” means the Company’s certificate of incorporation in effect at the Closing (as defined in the Master Purchase and Sale Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the “Common Stock” (as defined in the Closing Date Charter) and any other Capital Stock into which such stock is reclassified or reconstituted.

“Confidential Information” means all confidential or proprietary information of, and business or technical information about, the Company, including information relating to its respective financial condition, prospects, affairs, plans, products, assets, properties, intellectual property, analyses, projects, processes, systems, marketing, research or development activities, and all technical or scientific information or know-how of the Company or of any other Person as to which the Company is obligated to maintain confidentiality (in each case, whether such information is written or oral or provided through any electronic, facsimile or computer related communication), furnished by or on behalf of the Company or any of its Representatives prior to, on or following the date hereof; provided, however, that “Confidential Information” shall not include such information that (a) is or becomes available to the general public, other than as a result of a disclosure by the restricted party or its Affiliates or any of their respective Representatives in breach of this Agreement, (b) was available to such restricted party or its Affiliates, or becomes available to such restricted party or its Affiliates, on a non-confidential basis from a source other than the Company or its Representatives; provided, that, the source of such information was not bound by a confidentiality obligation with respect to such information, or otherwise prohibited from transmitting the information to such restricted party or its Affiliates by a contractual, legal or fiduciary obligation, or (c) is independently generated by such restricted party without use of or reference to any proprietary or confidential information of the Company.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation.

“Control” means, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase or decrease in value as the value of any Equity Securities increases or decreases, as the case may be, including a long convertible security, a long call option and a short put option position, in each case regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Designation Rights Period” means the period commencing on the date of this Agreement and ending upon the earlier of (a) the first time at which the Biotest Stockholder’s Beneficial Ownership of Capital Stock is less than 10% of the Capital Stock issued and outstanding (calculated on an As-Converted and Economic Interest Basis (as defined in Section 3.1(a)(i))) and (b) such time as the Biotest Stockholder elects, in its sole discretion, to waive any of its designation rights pursuant to Section 6.1 or to remove any of the Biotest Designees then in office.

“Equity Right” means, with respect to any Person, any security (including any equity security, debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.  For the avoidance of doubt, Equity Rights of the Company shall include the Non-Voting Common Stock.

“Equity Securities” means Capital Stock and Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Capital Stock.  For the avoidance of doubt, Equity Securities shall include Common Stock and the Non-Voting Common Stock.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

 “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Good Reason” shall have the meaning ascribed to such term in Adam Grossman’s employment agreement with the Company, as in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or Controlled, directly or indirectly, by any of the foregoing.

“Grossman Family” means Jerrold Grossman, Adam Grossman and their respective spouses, former spouses, siblings, descendants (whether natural or adopted), parents, aunts, uncles and first cousins.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

 “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, claim, lien (statutory or other) or preference, priority, right or other security interest, restriction on use or Transfer, or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity-related preferences).

“Liquidation Event” means (a)(i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company, or (iii) a tender or exchange offer or other business combination if, in the case of the foregoing clauses (i), (ii) or (iii), the stockholders of the Company immediately prior to such merger, consolidation, or business combination, or immediately prior to the commencement of such tender or exchange offer, do not retain a majority of the voting power of the Person surviving or resulting from such merger, consolidation, tender or exchange offer or business combination, (b) the acquisition (whether by purchase, tender or exchange offer, merger or otherwise) by any Person or Group, in one transaction or a series of related transactions, of (i) a majority of the voting power of the Capital Stock or (ii) all or substantially all of the assets of the Company (calculated in accordance with Section 271(c) of the Delaware General Corporation Law), or (c) the dissolution, liquidation or winding up of the Company in accordance with the Charter Documents.

“Non-Voting Common Stock” means the “Non-Voting Common Stock” (as defined in the Closing Date Charter) and any other Equity Securities of the Company (other than Common Stock) into which such stock is reclassified or reconstituted.

“Permanent Disability” shall have the meaning ascribed to the term “Disability” in Adam Grossman’s employment agreement with the Company, as in effect from time to time.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Shares” means authorized shares of preferred stock under the Company’s Charter Documents as such Charter Documents may be amended from time to time.

“Pro Rata Portion” means, with respect to the Biotest Stockholder, on any issuance date for New Preferred Securities and to determine the Biotest Stockholder’s participation right in connection with the issuance of New Preferred Securities, the number of New Preferred Securities to be offered to the Biotest Stockholder equal to the product of (i) the total number of New Preferred Securities to be issued by the Company on such date multiplied by (ii) Biotest Stockholders’ aggregate percentage ownership of the Company determined based on a fraction, (x) the numerator of which is the Biotest Stockholders’ Beneficial Ownership of Capital Stock as of immediately prior to the issuance of the Issuance Notice (calculated on an As-Converted and Economic Interest Basis), and (y) the denominator of which is the issued and outstanding Equity Securities of the Company as of such time.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, managers, employees, agents, attorneys, accountants, financial advisors and other advisors and representatives.

“Required Information” means, as to any Biotest Designee, (i) the name, age, business address and residence address of such person, (ii) the employer and principal occupation of such person, (iii) a biographical profile of such person, including educational background and business and professional experience, (iv) any other information relating to such person required by the Charter Documents or that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election (even if an election contest is not involved) pursuant to Section 14 of the Exchange Act, and (v) a representation of such person that he or she has reviewed, and if elected to the Board of Directors would be in compliance with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means all shares of Capital Stock the holders of which are entitled to vote for members of the Board of Directors, now owned or subsequently acquired, however acquired, by a Stockholder.

“Stock Option Plan” means any equity plan, incentive plan or similar arrangement adopted by the Board of Directors from time to time pursuant to which the Company may issue restricted stock and options to purchase shares of Common Stock to officers, directors, employees, consultants and other services providers of the Company.

“Stockholders” means, collectively, the Biotest Stockholder and any Transferee thereof who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 4.1(c)(i), and the term “Stockholder” shall mean any such Person.

“Subsidiary” means, with respect to any Person, any other Person (a) more than 50% of whose outstanding shares of capital stock or other equity or voting interests representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (b) which does not have outstanding shares of capital stock or other equity or voting interests with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interests representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

“Transfer” means any direct, indirect or synthetic sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of any Lien or other disposition or transfer (by operation of law or otherwise, including by means of reference under a Derivative Instrument or by direct or indirect transfer, transfer by means of a Derivative Instrument or issuance of Equity Securities of any Person that is not a natural person), or any offer, Contract or announcement of an intention to do any of the foregoing, and “Transferor” and “Transferee” shall have correlative meanings.  Notwithstanding the foregoing, a change of control of the Biotest Stockholder shall not constitute a Transfer.

1.2      Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated Section of this Agreement.

Term	Section
As-Converted and Economic Interest Basis	3.1(a)(i)
Biotest Designee	6.1(a)(ii)
Biotest Designees	6.1(a)(ii)
Biotest Economic Ownership Cap	3.1(a)(i)
Biotest First Designee	6.1(a)(i)
Biotest Parties	9.1(a)
Biotest Second Designee	6.1(a)(ii)
Biotest Stockholder	Preamble
Board Observer	0
CEO Candidate	0
CEO Candidates	0
Company	Preamble
Compelled Party	9.1(c)
Designation Notice	6.1(e)
Exercise Period	5.1(c)
FDA	3.1(a)
Initial Appointee	6.1(c)
Initial Appointment	6.1(c)
Issuance Notice	5.1(b)

Lock-Up Period	4.1(a)
Master Purchase and Sale Agreement	Recitals
Meeting Materials	0
Meeting Notice	0
New Preferred Securities	5.1(a)
Proxy End Date	0
Registration Rights Agreement	Recitals
Restricted Period	4.1(b)
Similar Company	0
Standstill	0
Standstill Period	3.1(a)

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants, severally and not jointly, to each other party to this Agreement that as of the date such party executes this Agreement:

2.1      Existence; Authority; Enforceability.  Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder.  Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated herein.  This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

2.2      Absence of Conflicts.  The execution and delivery by such party of this Agreement and the performance of its obligations hereunder do not and will not (a) conflict with, or result in the breach of, any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.

2.3      Consents.  Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

STANDSTILL

3.1      General Standstill Provisions.

(a)           Subject to Section 3.2, from the date hereof until the earliest of (x) the five (5) year anniversary of the date on which the U.S. Food and Drug Administration (the “FDA”) terminates or rescinds that certain Warning Letter issued to the Biotest Stockholder by the FDA on November 25, 2014, (y) the seven (7) year anniversary of the Closing (as defined in the Master Purchase and Sale Agreement), and (z) the termination of the Standstill (as hereinafter defined) pursuant to Section 3.3 (such earliest period, the “Standstill Period”), the Biotest Stockholder and the other Stockholders shall not, and shall cause their respective Affiliates and their respective Representatives (to the extent acting on their behalf) not to, directly or indirectly, without the prior written consent of, or waiver by, the Company:

(i)           acquire, or offer or agree to acquire, of record or beneficially, by purchase or otherwise, any Equity Securities or Derivative Instruments that would result in the Biotest Stockholder and its Affiliates collectively Beneficially Owning more than (A) 50%, less one (1) share, of the issued and outstanding shares of Capital Stock (calculated both on an as-converted to Common Stock basis and, if any outstanding shares of Capital Stock are not convertible into Common Stock, on the basis of such shares’ proportionate claim on the total assets of the Company upon liquidation, dissolution or winding up of the Company (such calculation, the “As-Converted and Economic Interest Basis”, and such cap, the “Biotest Economic Ownership Cap”)) or (B) 30% of the issued and outstanding shares of Common Stock;

(ii)           make or join or become a “participant” (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in (or in any way knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) or consent to vote any securities of the Company or its Affiliates (including through action by written consent), or otherwise advise or influence any Person with respect to the voting of any securities of the Company or its Affiliates, including by seeking to call a meeting of, or initiating any stockholder proposal for action by, the Company’s stockholders, or seeking to place a representative on the Board of Directors or to remove or suspend any director from the Board of Directors (in each case, other than in respect of the election, appointment or removal of a Biotest Designee in accordance with ARTICLE VI);

(iii)           conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) involving Equity Securities, in each case not approved in advance in writing by the Board of Directors;

(iv)           form, join, become a member of or in any way participate in a Group (other than a Group that consists solely of the Biotest Stockholder and its Affiliates) with respect to the securities of the Company or any of its Affiliates or otherwise in connection with any transaction or matter described in this Section 3.1; or

(v)           deposit any Equity Securities in a voting trust or similar Contract or subject any Equity Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Equity Securities (in each case, other than (A) pursuant to this Agreement or (B) to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company).

(b)           In furtherance of the foregoing, during the Standstill Period, the Biotest Stockholder and the other Stockholders shall not, and shall cause their respective Affiliates and their respective Representatives (to the extent acting on their behalf) not to, directly or indirectly, without the prior written consent of, or waiver by, the Company, (i) seek, either alone or in concert with others, to control or influence, in any manner, the management, policies, Board of Directors or stockholders of the Company or its Affiliates, including by (A) advising, assisting, encouraging, arranging or entering into any discussions, negotiations, agreements or arrangements (whether written or oral) with any third party (including any securityholders of the Company or its Affiliates) with respect to any of the foregoing, or (B) making any proposal, disclosing any plan or taking any action that would require or would reasonably be expected to require the Company or any of its Affiliates to publicly disclose any of the foregoing actions described in this Section 3.1 or the possibility of a business combination, merger or other type of transaction or matter described in this Section 3.1, or (ii) contest the validity of, or seek an amendment, waiver, suspension or termination of, any provision of this Section 3.1 (including this subclause) or Section 7.1 (whether by legal action or otherwise); provided that this clause (ii) shall not prohibit the Biotest Stockholder from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 3.1, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person.

(c)           A breach of this Section 3.1 by any Affiliate or Representative of the Biotest Stockholder, or by any Representative of any Affiliate of the Biotest Stockholder, shall be deemed a breach by the Biotest Stockholder of this Section 3.1.

(d)           Except as expressly set forth in this Section 3.1, the Standstill shall not otherwise limit the exercise of the Biotest Stockholder’s rights in its capacity as a stockholder of the Company, including the exceptions set forth in Section 3.2.

3.2      Exceptions.  The prohibitions in Section 3.1 (collectively, the “Standstill”) shall not apply to or otherwise restrict:

(a)           the issuance or transfer to, or receipt by, the Biotest Stockholder or any of its Affiliates of securities of the Company as a result of a stock split, stock dividend (or dividend of rights or options respecting stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended in writing by the Board of Directors;

(b)           the manner in which any Biotest Designee may (i) vote on any matter submitted to the Board of Directors or (ii) participate in deliberations or discussions of the Board of Directors (including making suggestions or raising issues to the Board of Directors) in his or her capacity as a member of the Board of Directors; or

(c)           the Biotest Stockholder or any of its Affiliates or its or their respective Representatives in:

(i)           making and submitting to the Company or the Board of Directors any confidential proposal that is intended by the Biotest Stockholder to be made and submitted on a non-publicly disclosed or announced basis;

(ii)           making and submitting to the Company, the Board of Directors or the Company’s stockholders any acquisition proposal (including on a publicly disclosed or announced basis), in each case, following the Company’s entry into a definitive agreement for a negotiated transaction with one or more un-Affiliated third parties that is not the Biotest Stockholder or any of its Affiliates that, if consummated, would result in the acquisition (whether by purchase, tender or exchange offer, merger or otherwise) by such third party or third parties, an entity Controlled by it or them or its or their stockholders (or similar equity holders) of (A) a majority of the voting power of the Capital Stock or (B) assets of the Company or its Subsidiaries having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company (calculated on a consolidated basis with its Subsidiaries) or the aggregate market value of all of the Capital Stock outstanding immediately prior to the Company’s entry into such definitive agreement, in each case, as determined in good faith by the Board of Directors; or

(iii)           (A) participating in, or purchasing securities issued or sold by the Company in, a Capital Raise or (B) acquiring Common Stock in open market purchases; provided, however, in the case of either of the foregoing clause (A) or (B), that as a result of such transaction the collective Beneficial Ownership of the Biotest Stockholder and its Affiliates of (I) Capital Stock does not exceed the Biotest Economic Ownership Cap (calculated on as As-Converted and Economic Interest Basis) or (II) Common Stock does not exceed 30% of the issued and outstanding shares of Common Stock.

3.3      Early Termination of the Standstill Period.  The Standstill shall immediately terminate without any further action on the part of any party hereto upon the occurrence of any of the following:

(a)           any Person or Group (in each case, other than the Biotest Stockholder and its Affiliates) acquires (whether through a Capital Raise, open market purchases or sales between existing stockholders of the Company or otherwise) Equity Securities and, immediately following such acquisition, the collective Beneficial Ownership of Capital Stock of such Person or Group equals or exceeds 20% of the issued and outstanding shares of Capital Stock (calculated on an As-Converted and Economic Interest Basis); provided, however, that the Standstill shall not terminate pursuant to this Section 3.3(a) solely by reason of an acquisition in a Capital Raise by (i) any member or members of the Grossman Family, (ii) any trust, corporation, partnership (general or limited) or limited liability company, all of the beneficial or equity interests in which are held by one or more members of the Grossman Family, (iii) Aisling Capital II LP, (iv) Biomark Capital Fund IV LP or (v) any Affiliate of the foregoing, that results in the Beneficial Ownership of any such Person or Group being equal to or exceeding 20% of the issued and outstanding Common Stock (as of immediately following such Capital Raise) if the Biotest Stockholder has a right to participate in such Capital Raise and elects not to acquire a number of shares of Capital Stock that is greater than or equal to the product of (x) the number of shares of Capital Stock issued in connection with such Capital Raise, multiplied by (y) a fraction the numerator of which is the number of shares of Capital Stock collectively Beneficially Owned by the Biotest Stockholder and its Affiliates and the denominator of which is the number of shares of Capital Stock Beneficially Owned collectively by all of the Persons who had the right to participate in such Capital Raise (such Beneficial Ownership being calculated, in each of the numerator and the denominator, as of immediately prior to such Capital Raise), multiplied by (z) one-half (1/2);

(b)           six (6) months after the first date on which the Biotest Stockholder and its Affiliates collectively Beneficially Own less than twenty-five percent (25%) of the issued and outstanding Capital Stock (calculated on an As-Converted and Economic Interest Basis);

(c)           Adam Grossman (i) voluntarily leaves the employ of the Company and all of its Affiliates other than for Good Reason or, subject to Section 6.3, as a result of his death or Permanent Disability or (ii) is terminated for Cause; or

(d)           the Company ceases to be a reporting company under Sections 13 and 15(d) of the Exchange Act.

ARTICLE IV

TRANSFER RESTRICTIONS

4.1      Lock-Up; Volume Limitations.

(a)           For a period of six (6) months from and after the date hereof (the “Lock-Up Period”), except with the prior written consent of the Board of Directors (which consent may be withheld in the sole discretion of the Board of Directors), neither the Biotest Stockholder nor any of its Affiliates shall (i) Transfer any Equity Securities or any options or warrants to purchase any Equity Securities or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Equity Securities Beneficially Owned by the Biotest Stockholder or any of its Affiliates, (ii) enter into any swap or other agreement that Transfers, in whole or in part, any of the economic consequences of ownership of Equity Securities, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of Equity Securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any Equity Securities (except for such demands or exercises as will not require or permit any public filing or other public disclosure to be made in connection therewith until after the expiration of the Lock-Up Period).  The Biotest Stockholder hereby represents and warrants that it and each of its Affiliates now has, and, except as contemplated by this Section 4.1, for the duration of the Lock-Up Period will have, good and marketable title to its or their, as applicable, Equity Securities, free and clear of all Liens that could impact the ability of the Biotest Stockholder or any of its Affiliates to comply with the foregoing restrictions.  The Biotest Stockholder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Equity Securities during the Lock-Up Period except in compliance with the foregoing restrictions.

(b)           For a period of three (3) years from and after the expiration of the Lock-Up Period (the “Restricted Period”), the Biotest Stockholder and its Affiliates shall not, in any twelve (12) month period, Transfer Equity Securities collectively representing more than fifteen percent (15%) of the issued and outstanding Common Stock (calculated on an As-Converted and Economic Interest Basis); provided, however, that if the market capitalization of the Company increases to an amount equal to or greater than [__________],1 then the Biotest Stockholder and its Affiliates may Transfer Equity Securities collectively representing up to twenty percent (20%) of the issued and outstanding Capital Stock (but shall not Transfer Equity Securities in excess of such amount) in any twelve (12) month period; provided, further, that from and after the earliest to occur of (x) the market capitalization of the Company increasing to an amount that is equal to or greater than [__________],2 (y) the one (1) year anniversary of the first date on which the Biotest Stockholder and its Affiliates collectively Beneficially Own Equity Securities representing less than twenty-five percent (25%) of the issued and outstanding Capital Stock (calculated on an As-Converted and Economic Interest Basis) and (z) the expiration of the Restricted Period, the Biotest Stockholder and its Affiliates may Transfer any or all of the Equity Securities then held by them at any time or from time to time.

(c)           Notwithstanding anything to the contrary in this Section 4.1, the Biotest Stockholder and its Affiliates shall be permitted to Transfer Equity Securities at any time or from time to time under the following circumstances:

(i)           a Transfer of Capital Stock to an Affiliate of the Biotest Stockholder; provided, however, that, as conditions precedent to the effectiveness of any such Transfer, (A) the Transferee shall agree in writing to be bound by the terms and conditions of this Agreement (including, without limitation, to grant the proxies granted by Section 7.1) to the same extent as if such Transferee were the “Biotest Stockholder” hereunder pursuant to an instrument substantially in the form attached hereto as Exhibit A; (B) the Transferor and the Transferee shall agree in writing that, if at any time subsequent to such Transfer, such Transferee ceases to be an Affiliate of the Biotest Stockholder, then all such Transferred Equity Securities, and all right, title and interest therein, shall, without any further action by any Person, automatically Transfer back to the Transferor (or, if such Transferor is not the Biotest Stockholder and not then an Affiliate of the Biotest Stockholder, back to the Biotest Stockholder), and the Biotest Stockholder hereby agrees to take, and to cause such former Affiliate to take (including through the commencement of an action or similar proceeding to enforce the agreement entered into between the Transferor and such former Affiliate Transferee), all such actions as the Company deems appropriate to document and effect such Transfer back; and (C) the Biotest Stockholder shall give written notice to the Company in the manner provided by Section 10.1 of its or its Affiliate’s intention to make such Transfer not less than ten (10) days prior to effecting such Transfer, which notice shall state the name and address of the Affiliate to whom such Transfer is proposed, the relationship of such Affiliate to the Biotest Stockholder, and the number and kind of Equity Securities proposed to be Transferred to such Affiliate;
________________________
1	Note to Draft: To be an amount that is two times the amount of the market capitalization of the Company at the close of business on the date of the Agreement.

2	Note to Draft: To be an amount that it is three times the amount of the market capitalization of the Company at the close of business on the date of the Agreement.

(ii)           a Transfer that has been approved in advance in writing by the Board of Directors (other than the Biotest Designee(s)) and is effected in accordance with all terms, conditions and limitations, if any, imposed by the Company as conditions to its granting such approval;

(iii)           a Transfer pursuant to and in accordance with the terms of any Liquidation Event that has been approved or recommended in writing by the Board of Directors; or

(iv)           a Transfer to the Company or any Subsidiary of the Company (including pursuant to any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) by the Company or any of its Subsidiaries).

(d)           A breach of this Section 4.1 by any Affiliate of the Biotest Stockholder shall be deemed a breach by the Biotest Stockholder of this Section 4.1.

4.2      Transfers in Compliance with Law.  Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this ARTICLE IV unless the Transfer complies in all respects with applicable federal and state securities laws, including the Securities Act.  If requested by the Company, an opinion of counsel to such Transferor shall be supplied to the Company, at such Transferor’s expense, to the effect that such Transfer complies with applicable federal and state securities laws.

4.3      Restricted Transfers Void Ab Initio.  Any attempt to Transfer any Equity Securities or any right, title or interest therein in violation of this ARTICLE IV shall be null and void ab initio.

ARTICLE V

CONTRACTUAL RIGHT TO PURCHASE PREFERRED SHARES; AFTER-ACQUIRED SECURITIES

5.1      Contractual Right to Purchase Preferred Shares.

(a)           Issuance of Preferred Shares. From the date hereof until the termination of the Standstill Period, the Company hereby grants to the Biotest Stockholder the right to purchase its Pro Rata Portion of any new Preferred Shares in any Capital Raise that the Company may from time to time propose to issue or sell to any Person (such aggregate number of Preferred Shares to be issued in the applicable Capital Raise, the “New Preferred Securities”), in each case in accordance with the terms and conditions of this Section 5.1.

(b)           Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Biotest Stockholder within five (5) Business Days following any meeting of the Board of Directors at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Preferred Securities and shall set forth the material terms and conditions of the proposed issuance, including:

(i)           the number and description of the New Preferred Securities proposed to be issued and the percentage of the Company's outstanding Equity Securities such issuance would represent;

(ii)           the proposed issuance date, which shall be at least fifteen (15) Business Days from the date of the Issuance Notice; and

(iii)           the proposed purchase price per share of New Preferred Securities.

(c)           Exercise of Right to Purchase Preferred Shares. The Biotest Stockholder shall for a period of ten (10) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase its Pro Rata Portion of the New Preferred Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company.  The Biotest Stockholder’s election must be received by the Company prior to the expiration of the Exercise Period and the failure of the Biotest Stockholder to deliver its written irrevocable election within the Election Period shall be deemed a waiver by the Biotest Stockholder of its right to purchase its Pro Rata Portion of the New Preferred Securities identified in the Issuance Notice.  The closing of any purchase by the Biotest Stockholder  shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by the Biotest Stockholder may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to obtain any required approvals or consents of any Governmental Authority and other required third party approvals or consents (and the Company and the Biotest Stockholder shall use its respective commercially reasonable efforts to obtain such approvals); provided, that the extension pursuant to this clause subsection (c) shall not exceed sixty (60) days.

(d)           Sales to the Prospective Buyer. If the Biotest Stockholder waives its right to purchase its allotment of the New Preferred Securities or elects to purchase within the Election Period and then fails to purchase its allotment of the New Preferred Securities within the time period described in subsection (c), the Company shall be free to complete the proposed issuance or sale of New Preferred Securities described in the Issuance Notice with respect to which the Biotest Stockholder waived or failed to exercise the option set forth in this Section 5.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Preferred Securities to be issued or sold by the Company may be reduced).

(e)           Closing of the Issuance. Upon the issuance or sale of any New Preferred Securities in accordance with this Section 5.1, the Company shall deliver to the Biotest Stockholder certificates (if any) evidencing the New Preferred Securities, which New Preferred Securities shall be issued free and clear of any liens (other than those arising hereunder and those attributable to the actions of the Biotest Stockholder), and the Company shall so represent and warrant to the Biotest Stockholder, and further represent and warrant to the Biotest Stockholder that such New Preferred Securities shall be, upon issuance thereof to the Biotest Stockholder and after payment therefor, duly authorized, validly issued, fully paid and non-assessable.  The Biotest Stockholder shall deliver to the Company the purchase price for the New Preferred Securities purchased by it by certified or bank check or wire transfer of immediately available funds. The Biotest Stockholder and the Company shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

5.2      Review of Financial Alternatives.  Notwithstanding anything contained herein to the contrary, but subject to the proviso to this Section 5.2, during the Standstill Period the Board of Directors of the Company shall not approve the issuance of any Preferred Shares subject to Section 5.1, including to Affiliates of the Company, unless the Board of Directors has satisfied its fiduciary duties under applicable law with respect to the evaluation of financing alternatives which the Board of Directors determinates in good faith are reasonably available following consultation with the Company’s management team and outside financial and legal advisors; provided, however, that it is hereby acknowledged and agreed by the parties hereto that nothing herein shall expand or modify any of the fiduciary duties of the Board of Directors under applicable law.

5.3      After-Acquired Securities.  All of the provisions of this Agreement shall apply to all of the Equity Securities of the Company now owned or which may be issued or Transferred hereafter to the Biotest Stockholder or any of its Affiliates, as applicable, in consequence of any additional issuance, purchase, exchange or reclassification of any of such Equity Securities, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by the Biotest Stockholder or any of its Affiliates in any other manner.

ARTICLE VI

CORPORATE GOVERNANCE

6.1      Board of Directors.

(a)           During the Designation Rights Period, the Company shall take all actions that may be necessary, and each Stockholder shall vote or cause to be voted all Shares owned by such Stockholder or over which such Stockholder has voting control, to ensure that at all such times the following persons are nominated or renominated for election to (in the case of the Company), elected to (in the case of the Stockholders), and otherwise installed in office as members of the Board of Directors:

(i)           one person designated (in the manner specified in Section 6.1(e)) by the Biotest Stockholder in its reasonable discretion (the “Biotest First Designee”); and

(ii)           if either (x) the size of the Board of Directors is expanded to nine (9) or more members or (y) the Biotest Stockholder and its Affiliates collectively pay the Company at least $15,000,000 in aggregate gross cash proceeds pursuant to one or more Capital Raises, one additional person designated (in the manner specified in Section 6.1(e)) by the Biotest Stockholder in its reasonable discretion (the “Biotest Second Designee” and, together with the Biotest First Designee, the “Biotest Designees” and each, a “Biotest Designee”);

provided, however, that neither the Company nor any Stockholder shall be required to nominate or renominate for election (in the case of the Company), vote in favor of the election of (in the case of a Stockholder), or otherwise act to install in office any Biotest Designee to whom the Board of Directors in good faith objects for a reasonable and compelling reason (which, for avoidance of doubt, may include if the Board of Directors determines in good faith that it would be inconsistent with its fiduciary duties to nominate such person for election or otherwise appoint such person to the Board of Directors); provided, further, that, as conditions precedent to the Company’s and the Stockholders’ obligations under this Section 6.1 to nominate or renominate (in the case of the Company), vote in favor of (in the case of the Stockholders), or otherwise install in office any Biotest Designee, (A) the Biotest Stockholder shall satisfy the requirements of Section 6.1(e) with respect to such Biotest Designee and (B) such Biotest Designee shall be required to deliver to the Company such person’s irrevocable resignation as a director effective upon the earlier to occur of (I) the expiration of the Designation Rights Period and (II) the delivery to the Company of the Biotest Stockholder’s written notice that the Biotest Stockholder wishes to remove such Biotest Designee (the delivery of which notice, for the avoidance of doubt, shall cause the Designation Rights Period to expire).

(b)           In addition, from the date hereof until the earlier of (x) the termination or expiration of the Designation Rights Period, and (y) the termination or expiration of the Standstill  pursuant to Section 3.3, each Stockholder shall vote or cause to be voted all Shares owned by such Stockholder or over which such Stockholder has voting control, to ensure that at all such times the other persons nominated by or on behalf of the Board of Directors are elected to and otherwise installed in office as members of the Board of Directors.

(c)           In connection with the initial election of any Biotest Designee to the Board of Directors (an “Initial Appointee”) in connection with or following the effectiveness of this Agreement or the occurrence of an event first giving rise to the Biotest Stockholder’s right to appoint a Biotest Second Designee (an “Initial Appointment”), the Company shall have the right, in its sole discretion, to procure the resignation of an incumbent member of the Board of Directors (who, in the case of an Initial Appointment of a Biotest Second Designee, shall not be a Biotest First Designee) or to increase the size of the Board of Directors (but subject to the Biotest Stockholder’s right to designate a Biotest Second Designee in accordance with Section 6.1(a)(ii) in the case of an increase to the size of the Board of Directors), and in either case the Company thereafter shall take all such actions as are necessary to cause the Board of Directors to fill the resulting vacancy or new directorship, as applicable, with such Initial Appointee in accordance with the Charter Documents and applicable law; provided, however, if the Charter Documents or applicable law do not permit the Board of Directors to effect an Initial Appointment in such manner, then the Company shall instead nominate the Initial Appointee for election to the Board of Directors at the next annual or special meeting of stockholders of the Company and the Stockholders shall vote in favor of the election of such Initial Appointee in accordance with Section 6.1(a).  In connection with any Initial Appointment effected by filling a vacancy or newly created directorship with an Initial Appointee at a time when the Charter Documents provide for the classification of the Board of Directors into three classes, the Board of Directors shall have the right, to the extent permitted by the Charter Documents and applicable law, to assign such Initial Appointee to any of such classes as the Board of Directors, in its sole discretion, shall determine.

(d)           If at any time during the Designation Rights Period, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of a Biotest Designee, then the Biotest Stockholder shall have the right to designate (in the manner specified in Section 6.1(e)) a replacement Biotest Designee.  Provided that the Board of Directors does not in good faith object for a reasonable and compelling reason to such replacement Biotest Designee (which, for the avoidance of doubt, may include if the Board of Directors determines in good faith that it would be inconsistent with its fiduciary duties to nominate such person for election or otherwise appoint such person to the Board of Directors), and provided further that (i) the Biotest Stockholder satisfies the requirements of Section 6.1(e) with respect to such replacement Biotest Designee and (ii) such replacement Biotest Designee first delivers to the Company the irrevocable resignation specified in clause (B) of the final proviso of Section 6.1(a), the Company shall take all action as may be necessary to cause the Board of Directors to fill such vacancy with such replacement Biotest Designee in accordance with the Charter Documents and applicable law or, if the Charter Documents or applicable law do not permit the Board of Directors to appoint such replacement Biotest Designee to the Board of Directors in such manner, then the Company shall instead nominate such replacement Biotest Designee for election to the Board of Directors at the next annual or special meeting of stockholders of the Company and the Stockholders shall vote in favor of the election of such replacement Biotest Designee in accordance with Section 6.1(a).

(e)           To designate a Biotest Designee pursuant to Sections 6.1(a) or 6.1(d), the Biotest Stockholder shall deliver written notice (a “Designation Notice”) to the Company containing the Required Information and such additional information as may be reasonably requested by the Company to enable the Board of Directors to determine whether there is a reasonable and compelling reason for it to object in good faith to such Biotest Designee.  No Designation Notice shall be deemed delivered to the Company until such time as the Biotest Stockholder shall have provided all such additional information reasonably requested by the Company pursuant to the immediately preceding sentence.

6.2      Board Observer.  During the Designation Rights Period, the Biotest Stockholder shall be entitled to designate one (1) person as a board observer (the “Board Observer”); provided, however, that the Company shall not be required to perform any of its obligations under this Section 6.2 in respect of any Board Observer to whom the Board of Directors in good faith objects for a reasonable and compelling reason (which, for the avoidance of doubt, may include if the Board of Directors determines in good faith that it would be inconsistent with its fiduciary duties to permit such person to act as a Board Observer).  The Board Observer shall have the right to attend (in person or telephonically, at his or her discretion) each meeting of the Board of Directors as an observer (and not as a director) and shall not have the right to vote at any such meeting or otherwise act on behalf of the Board of Directors or the Company; provided, however, that the Board Observer may be excluded from all or any portion of any such meeting to the extent that the Board of Directors determines in good faith (a) upon the advice of counsel that such exclusion is required to preserve the attorney-client privilege between the Company or the Board of Directors, on the one hand, and its counsel, on the other hand, or (b) that the respective interests of the Company and its Subsidiaries, on the one hand, and those of the Biotest Stockholder or its Affiliates, on the other hand, as to the matter(s) to be discussed or actions to be taken during such meeting or portion thereof, conflict or could be perceived to conflict.  The Company will send, or cause to be sent, to the Board Observer (x) the notice of the time and place of any such meeting (the “Meeting Notice”) at the same time and in the same manner as the Meeting Notice is sent to the directors and (y) copies of all notices, reports, minutes and other documents and materials (collectively, “Meeting Materials”) provided to the Board of Directors in respect of each such meeting at the same time and in the same manner as they are provided to the directors; provided, however, that: (i) the Company may redact from any Meeting Notice, and may redact or withhold entirely any Meeting Materials, to the extent that the Board of Directors determines in good faith (a) upon the advice of counsel that such redaction or withholding is required to preserve the attorney-client privilege between the Company or the Board of Directors, on the one hand, and its counsel, on the other hand, or (b) that the respective interests of the Company and its Subsidiaries, on the one hand, and those of the Biotest Stockholder or its Affiliates, on the other hand, as to the matter(s) referred to in such redactions or withheld Meeting Materials, conflict or could be perceived to conflict; (ii) the failure to deliver or make available to the Board Observer any Meeting Notice or Meeting Materials shall not affect the validity of any action taken by the Board of Directors at any meeting to which such Meeting Notice or Meeting Materials relate; and (iii) it shall be the obligation of the Biotest Stockholder at all times to provide the Company with current contact information of the Board Observer, and the Company shall not be in breach of this Section 6.2 for failing to provide or make available any Meeting Notice or Meeting Materials to the Board Observer if the Biotest Stockholder has not provided such current contact information, or has provided inaccurate or no longer current contact information, to the Company.  Notwithstanding anything to the contrary herein, prior to any Board Observer being entitled to attend any portion of any meeting of the Board of Directors or to receive any Meeting Notice or Meeting Materials, the Board Observer shall execute and deliver to the Company a customary confidentiality agreement in form and substance reasonably satisfactory to the Company.

6.3      Replacement of CEO.  During the Standstill Period, in the event of the death or Permanent Disability of Adam Grossman at a time when he is the CEO, the Biotest Stockholder shall have the right to nominate three (3) candidates (which candidates shall be, in the good faith determination of the Board of Directors, qualified to serve as the chief executive officer of a company of the Company’s size, stage and industry (a “Similar Company”)) (each such candidate meeting such qualification, a “CEO Candidate” and collectively, the “CEO Candidates”), and the Company shall appoint one of such CEO Candidates, as the replacement CEO on customary terms and conditions (as determined in good faith by the Board of Directors) for a chief executive officer of a Similar Company.  If such initial replacement CEO shall cease to serve as the CEO for any reason during the Standstill Period, the Biotest Stockholder shall have the right to nominate three (3) CEO Candidates, and the Company shall appoint one of such CEO Candidates, as the replacement CEO to such initial replacement CEO on customary terms and conditions (as determined in good faith by the Board of Directors) for a chief executive officer of a Similar Company.  Notwithstanding anything in this Agreement to the contrary, the death or Permanent Disability of Adam Grossman shall not cause the Standstill to terminate pursuant to Section 3.3(c)(i) so long as the Company has complied with its obligations under the two immediately preceding sentences.  For the avoidance of doubt, the failure of the Biotest Stockholder to nominate CEO Candidates or otherwise act in accordance with the procedures described in this Section 6.3 shall not result in the Company being deemed not to have complied with its obligations for purposes of the immediately preceding sentence.

ARTICLE VII

PROXIES

7.1      Irrevocable Proxy and Power of Attorney.  Each Stockholder hereby grants until the Proxy End Date (as hereinafter defined) a proxy over such Stockholder’s Shares, and hereby constitutes and appoints as the proxy holder thereof, and grants a power of attorney in respect thereof to, the Chairman of the Board of Directors, with full power of substitution, with respect to the election of Biotest Designees to the Board of Directors in accordance with Section 6.1 and the other nominees to the Board of Directors supported by the Board of Directors, and hereby authorizes the Chairman of the Board of Directors to represent and vote, if and only if such Stockholder (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent) for a nominee to the Board of Directors other than a Biotest Designee or the other nominees to the Board of Directors supported by the Board of Directors, as applicable, all of such Stockholder’s Shares in favor of the election of the Biotest Designees and such other nominees to the Board of Directors supported by the Board of Directors, in each case, as members of the Board of Directors pursuant to and in accordance with the terms and provisions of this Agreement.  Each of the  proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until the earlier of (x) the termination or expiration of the Designation Rights Period, and (y) the termination or expiration of the Standstill  pursuant to Section 3.3 (the applicable date, the “Proxy End Date”).  Each Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to such Stockholder’s Shares and shall not hereafter, unless and until the Proxy End Date occurs, purport to grant any other proxy or power of attorney with respect to any of such Stockholder’s Shares, deposit any of such Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Shares, in each case, with respect to any of the matters set forth herein and other than as otherwise provided in this Agreement or a proxy granted to the Company in connection with a solicitation by the Company.

ARTICLE VIII

STOCK CERTIFICATE LEGEND

8.1      Legend.  A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company.  Each certificate representing Capital Stock now held or hereafter acquired by the Biotest Stockholder and its Affiliates, or by any Transferee of the Biotest Stockholder or any of its Affiliates pursuant to ARTICLE IV, shall for as long as this Agreement is effective with respect to such Capital Stock bear legends substantially in the following forms, with such modifications or adjustments thereto as may be necessary or appropriate under the circumstances pursuant to applicable laws, rules or regulations or upon the advice of outside counsel:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED [__________], 2017, AMONG ADMA BIOLOGICS, INC. (THE “COMPANY”) AND THE STOCKHOLDERS NAMED THEREIN (THE “STOCKHOLDERS AGREEMENT”). A COPY OF THE STOCKHOLDERS AGREEMENT MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE.  THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

ARTICLE IX

CONFIDENTIALITY

9.1      Confidentiality.

(a)           The Biotest Stockholder shall, and shall direct its Affiliates and its and their respective Representatives, members, stockholders, partners, consultants and trustees (including any Biotest Designees and Board Observers) (the “Biotest Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information without the prior written consent of the Board of Directors, unless, such disclosure:

(i)           shall be required (on the advice of outside legal counsel) by applicable law;

(ii)           is reasonably required in connection with any tax audit involving the Company or the Biotest Stockholder or its Affiliates;

(iii)           is reasonably required (on the advice of outside legal counsel) in connection with any litigation against the Company or the Biotest Stockholder; or

(iv)           is by any Person acting in his or her capacity as a member of the Board of Directors; provided, however, for the avoidance of doubt, this subclause (iv) shall in no way be deemed an authorization by the Company or the Board of Directors for any member of the Board of Directors to disclose Confidential Information or to waive or restrict the Company’s or its stockholders’ remedies against any member of the Board of Directors for misusing or wrongfully disclosing Confidential Information;

provided, however, that any such disclosure pursuant to clauses (i), (ii) and (iii) shall be subject to Section 9.1(c).

(b)           Confidential Information may be used by the Biotest Stockholder and the Biotest Parties only in connection with Company matters and not for any other purpose.

(c)           In the event that the Biotest Stockholder or any Biotest Party is required by applicable law or legal process to disclose any of the Confidential Information and intends to disclose such Confidential Information pursuant to Section 9.1(a)(i), 9.1(a)(ii) or 9.1(a)(iii) (the “Compelled Party”), such Person shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Compelled Party shall use reasonable efforts to cooperate with the Company in any effort to obtain a protective order or other remedy.  In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 9.1, such Compelled Party shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d)           For avoidance of doubt, the Biotest Designees (subject to their fiduciary duties to the Company and its stockholders) and the Board Observer (subject to the terms of the confidentiality agreement referred to in the last sentence of Section 6.2) may, subject to applicable law, disclose Confidential Information to the Biotest Stockholder and its Representatives.

(e)           The obligations of confidentiality in this Article VIII shall survive any termination of this Agreement and shall remain in full force and effect.

ARTICLE X

MISCELLANEOUS

10.1           Notices.  All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, email, courier service, or personal delivery:

(a)           if to the Company:

ADMA Biologics, Inc.
465 Route 17 South
Ramsey, New Jersey 07446
Attn:  Adam Grossman
Brian Lenz
Email: agrossman@admabio.com
blenz@admabio.com
Fax:  (201) 478-5553

with copies (which shall not constitute notice) sent concurrently to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:  Ariel J. Deckelbaum, Esq.
Facsimile:  212.757.3990
Email:  ajdeckelbaum@paulweiss.com

(b)           if to the Biotest Stockholder:

Biotest Pharmaceuticals Corporation
c/o Biotest AG
Landsteinerstr. 5
63303 Dreieich
Germany
Attention:  Dr. Michael Ramroth and Dr. Martin Reinecke
Facsimile:
Email:  michael.ramroth@biotest.com
martin.reinecke@biotest.com

and to:

Biotest Pharmaceuticals Corporation
5800 Park of Commerce Blvd. NW
Boca Raton, FL 33487
Attention:  Ileana Carlisle, CEO; and Donna Quinn, General Counsel
Facsimile:
Email:    icarlisle@biotestpharma.com
  dquinn@biotestpharma.com

with copies (which shall not constitute notice) sent concurrently to:

Greenberg Traurig, LLP
3333 Piedmont Road, NE
Suite 2500
Atlanta, Georgia 30305
Attention:  Wayne H. Elowe, Esq.
Facsimile:  678.553.2453
Email:  elowew@gtlaw.com

(c)           if to any other Stockholder or other Person who becomes a party hereto pursuant to Section 4.1(c):

at the address, telecopy number or email address shown for such Stockholder on the applicable signature page hereto, to the attention of the person who has signed this Agreement on behalf of such Stockholder.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is mechanically acknowledged, if telecopied; and when receipt is confirmed, if emailed.  Any party may by notice given in accordance with this Section 10.1 designate another address or Person for receipt of notices hereunder.

10.2           Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto.  This Agreement is not assignable except in connection with a Transfer of Equity Securities in accordance with this Agreement; provided, however, that under no circumstance may the Biotest Stockholder assign or transfer any of its rights contained in ARTICLE VI.  No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

10.3           Amendment and Waiver.

(a)           No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)           Any amendment, supplement or modification of or to any provision of this Agreement shall be effective only if it is made or given in writing and signed by (i) the Company, and (ii) the Biotest Stockholder; provided, however, that any amendment, supplement or modification to this Section 10.3 shall require the written consent of the Company and each Stockholder party hereto.  Any such amendment, supplement, modification, waiver or consent provided in accordance with this Section 10.3 shall be binding upon the Company, the Biotest Stockholder and, if applicable, the other Stockholders party hereto.

(c)           Any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the party against whom such waiver or consent is to be enforced.

10.4           Counterparts.  This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.5           Specific Performance.  The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder.  Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.6           Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company.  To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  In connection with any such suit, action or proceeding, the parties hereby consent to service of process in the manner specified in Section 10.1 or in any other manner permitted by applicable law.

10.7           Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

10.8           Interpretation; Construction.  The headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Unless the context of this Agreement otherwise clearly requires, (a) references made in this Agreement to a Section or Article shall be to a Section or Article, respectively, of this Agreement, (b) references to the plural include the singular, and references to the singular include the plural, (c) words used herein, regardless of the gender specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context requires, (d) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (e) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s), (g) the terms “year” and “years” mean and refer to calendar year(s), (h) the term “dollar” or “$” means lawful currency of the United States, (i) the terms “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (j) references to any Person include the successors and permitted assigns of that Person and (k) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Unless otherwise set forth herein, any reference in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means, subject to the other terms of this Agreement, such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law or statute means such law or statute as amended, modified, supplemented or succeeded, from time to time and in effect at any given time, and all rules and regulations promulgated thereunder.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.9           Entire Agreement.  This Agreement, the Master Purchase and Sale Agreement, the Registration Rights Agreement and the other agreements contemplated hereby and thereby, together with the exhibits hereto and thereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, the Master Purchase and Sale Agreement, the Registration Rights Agreement and the other agreements contemplated hereby and thereby, together with the exhibits hereto and thereto, supersede all prior agreements and understandings among the parties with respect to such subject matter.

10.10           Term of Agreement; Effect of Termination.  This Agreement shall become effective upon the execution and delivery hereof and shall terminate upon the earlier of (a) the mutual written agreement of each of the parties hereto, (b) the first date upon which neither the Biotest Stockholder nor any of its Affiliates Beneficially Owns any Equity Securities, (c) upon written notice by the Company to the Biotest Stockholder, upon a material breach by the Biotest Stockholder or any of its Affiliates of their respective representations or warranties or covenants or agreements contained herein; provided that such breach shall not have been cured within twenty (20) Business Days after written notice thereof shall have been received by the Biotest Stockholder and (d) the liquidation, dissolution or winding up of the Company.  In the event of any termination of this Agreement, there shall be no further liability or obligation hereunder on the part of any party hereto as to whom the termination is effective, and this Agreement shall thereafter be null and void as to such party; provided, however, that the rights and obligations set forth in or provided for under ARTICLE IX and this ARTICLE X (and any related definitions) shall survive such termination; and provided, further, that nothing contained in this Agreement (including this Section 10.10) shall relieve any party from liability for any willful and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

10.11           Further Assurances.  Notwithstanding anything to the contrary herein, each of the parties hereto shall, and shall cause their respective Affiliates to, promptly execute and deliver such other certificates, instruments or other documents and promptly perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

Company:

ADMA BIOLOGICS, INC.

By:
Name:
Title:

Signature Page to Stockholders Agreement

BIOTEST STOCKHOLDER:

BIOTEST PHARMACEUTICALS CORPORATION

By:
Name:
Title:

Signature Page to Stockholders Agreement

Exhibit A

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from [insert name] (“Transferor”) certain shares or certain options, warrants or other rights to purchase [insert number, kind, and par value, if applicable] (the “Shares”) of ADMA Biologics, Inc., a Delaware corporation (the “Company”);

The Shares are subject to the Stockholders Agreement, dated [___________], (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Capitalized terms used herein without definition have the meanings ascribed thereto in the Agreement;

Pursuant to the terms of the Agreement, the Transferor is prohibited from Transferring such Shares and the Company is prohibited from registering the Transfer of such Shares unless and until a Transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares and have the Company register the Transfer of such Shares on the Company’s books and records.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Transferor to Transfer such Shares to the undersigned and the Company to register such Transfer on the Company’s books and records, the undersigned does hereby acknowledge and agree (i) that he/she/it has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) that the Shares are subject to the terms and conditions set forth in the Agreement, (iii) to be fully bound thereby as the Biotest Stockholder, and (iv) to Transfer the Shares so Transferred back to the Transferor (or to the Biotest Stockholder if the Transferor is not then an Affiliate of the Biotest Stockholder) at or before such time as the Transferee ceases to be an Affiliate of the Biotest Stockholder.

This ________ day of ________, 20__.

STOCKHOLDER COUNTERPART

SIGNATURE PAGE TO THE
STOCKHOLDERS AGREEMENT BY AND AMONG ADMA BIOLOGICS, INC. AND THE
STOCKHOLDERS PARTY THERETO

Name of Stockholder:______________________________________________

Signature:_______________________________________________________

Name/Title of Signatory if Signed
in Representative Capacity:__________________________________________

Address of Stockholder:   ___________________________________________

  ___________________________________________

  ___________________________________________

Signature Page to Stockholders Agreement